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                                                                   Exhibit 5.1


                                  July 11, 2003

Shurgard Storage Centers, Inc.
1155 Valley Street, Suite 400
Seattle, Washington  98109

Gentlemen and Ladies:

      This opinion is being rendered in connection with (i) the Registration Statement on Form S-3, File No. 333-100165, filed by Shurgard Storage Centers, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on September 27, 2002 and as declared effective by the Commission on November 8, 2002 (the "Registration Statement"), (ii) the authorization and issuance by the Company of up to 5,750,000 shares of its class A common stock, par value $0.001 per share (the "Shares"), and (iii) the preparation and filing of a prospectus supplement, as amended, to the Registration Statement, as filed with the Commission with respect to the Shares (the "Prospectus Supplement").

      We have examined the Registration Statement, the Prospectus Supplement and such documents and records of the Company and such other documents as we have deemed necessary for the purpose of this opinion. In making our examination, we have assumed (i) all signatures on documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as certified or photostatic copies conform with the original copies of such documents and (iv) the truth, accuracy and completeness of the information, representations and warranties contained in the documents and records we have examined.

      On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that, when the following events have occurred:

      (i) the continued effectiveness of the Registration Statement;

      (ii) the filing of the Prospectus Supplement; and

      (ii) the due execution by the Company and registration by its registrar of the Shares and the sale of the Shares, including without limitation receipt by the Company of the consideration required for such Shares, as contemplated by the Registration Statement and the Prospectus Supplement and in accordance with the applicable corporate, shareholder and governmental authorization;

the Shares will be duly authorized, validly issued, fully paid and nonassessable.


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      This opinion is being furnished for filing as an exhibit to the Company's current report on Form 8-K to be filed on July 11, 2003. Additionally, we hereby consent to the reference to Perkins Coie LLP under the caption "Legal Matters" in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                    Very truly yours,

                                    PERKINS COIE LLP


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